Exhibit 99
Eaton Reports Record Third Quarter 2024 Results, with Accelerating Orders and Continued Backlog Growth

•Third quarter earnings per share of $2.53, up 14% over 2023, and record quarterly adjusted earnings per share of $2.84, up 15% over 2023

•Record segment margins of 24.3%, 70 basis points above the third quarter of 2023

•8% organic sales growth, including approximately 50 basis points of headwinds from Hurricane Helene and labor strikes in the aerospace industry

•Strong backlog growth of 25% in Electrical and 14% in Aerospace

•Order acceleration including Electrical Americas to 16% with 1.2 book-to-bill ratio on a rolling twelve-month basis

•Raised full year 2024 segment margin, earnings per share, and adjusted earnings per share guidance

DUBLIN — October 31, 2024 — Intelligent power management company Eaton Corporation plc (NYSE:ETN) today announced that earnings per share were $2.53 for the third quarter of 2024, up 14% over the third quarter of 2023. Excluding charges of $0.21 per share related to intangible amortization, $0.11 per share related to a multi-year restructuring program, and income of $0.01 per share related to acquisitions and divestitures, adjusted earnings per share of $2.84 were a record and up 15% over the third quarter of 2023.

Sales in the quarter were $6.3 billion, a third quarter record and up 8% from the third quarter of 2023, driven entirely by organic sales growth. Hurricane Helene and labor strikes in the aerospace industry negatively impacted sales by approximately $50 million, or 50 basis points.

Segment margins were 24.3%, a quarterly record and a 70-basis point improvement over the third quarter of 2023.

Operating cash flow was $1.3 billion and free cash flow was $1.1 billion, both quarterly records and up 15% and 23%, respectively, over the same period in 2023.

Craig Arnold, Eaton chairman and chief executive officer, said, “Our business and teams performed well in the quarter. We executed effectively, resulting in order acceleration and further backlog growth in an environment of continuing strong demand. As a result, we’re confident in our ability to close the year strong with raised earnings guidance and expect this positive momentum to continue into 2025.”

Guidance

For the full year 2024, the company is raising the following guidance:
•Segment margins from 23.3-23.7% to 23.5-23.9%
•Earnings per share to between $9.47 and $9.53, up 18% at the midpoint over the prior year
•Adjusted earnings per share to between $10.75 and $10.81, up 18% at the midpoint over the prior year

For the fourth quarter of 2024, the company anticipates:
•Organic growth of 6-7%
•Segment margins of 23.6-24.0%
•Earnings per share between $2.42 and $2.48
•Adjusted earnings per share between $2.78 and $2.84

Business Segment Results

Sales for the Electrical Americas segment were a record $3.0 billion, up 14% from the third quarter of 2023, driven entirely by organic sales growth. Operating profits were a record $892 million, up 24% over the third quarter of 2023. Operating margins in the quarter were a record 30.1%, up 240 basis points over the third quarter of 2023.

The twelve-month rolling average of orders in the third quarter was up 16% organically. Backlog at the end of September remained at record levels, up 26% organically over September 2023.

Sales for the Electrical Global segment were a third quarter record $1.6 billion, up 5% from the third quarter of 2023. Organic sales were up 4%, and positive currency translation added 1%. Operating profits were $294 million and operating margins in the quarter were 18.7%.

The twelve-month rolling average of orders in the third quarter was up 6% organically. Backlog at the end of September was up 19% organically over September 2023.

On a rolling twelve-month basis, the book-to-bill ratio for the Electrical businesses remained strong at 1.1.

Aerospace segment sales were a third quarter record $946 million, up 9% from the third quarter of 2023. Organic sales were up 8%, and positive currency translation added 1%. Operating profits were a record $230 million, up 10% over the third quarter of 2023, and operating margins in the quarter were 24.4%, up 30 basis points over the third quarter of 2023.

The twelve-month rolling average of orders in the third quarter was up 6% organically. The backlog at the end of September was up 14% organically over September 2023. On a rolling twelve-month basis, the book-to-bill ratio for the Aerospace segment remained strong at 1.1.

The Vehicle segment posted sales of $696 million, down 7% from the third quarter of 2023, driven by organic sales decline of 6% and negative currency translation of 1%. Operating profits were $135 million, up 3% over the third quarter of 2023. Operating margins in the quarter were a record 19.4%, up 200 basis points over the third quarter of 2023.

eMobility segment sales were $167 million, a third quarter record and up 2% over the third quarter of 2023. Organic sales were up 1%, and positive currency translation added 1%. The segment recorded an operating loss of $7 million as we continue to incur launch costs related to new programs expected to ramp up over the upcoming quarters.

Eaton is an intelligent power management company dedicated to protecting the environment and improving the quality of life for people everywhere. We make products for the data center, utility, industrial, commercial, machine building, residential, aerospace and mobility markets. We are guided by our commitment to do business right, to operate sustainably and to help our customers manage power ─ today and well into the future. By capitalizing on the global growth trends of electrification and digitalization, we’re accelerating the planet’s transition to renewable energy sources, helping to solve the world’s most urgent power management challenges, and building a more sustainable society for people today and generations to come.

Eaton was founded in 1911 and has been listed on the New York Stock Exchange for more than a century. We reported revenues of $23.2 billion in 2023 and serve customers in more than 160 countries. For more information, visit www.eaton.com. Follow us on LinkedIn.

Notice of conference call: Eaton’s conference call to discuss its third quarter results is available to all interested parties today as a live audio webcast at 11 a.m. United States Eastern time via a link on Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the website before the call will be a presentation on third quarter results, which will be covered during the call.

This news release contains forward-looking statements concerning fourth quarter and full year 2024 earnings per share, adjusted earnings per share and segment margins; fourth quarter 2024 organic growth; 2025 earnings momentum; as well as anticipated multi-year restructuring program charges and savings. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: a global pandemic such as COVID-19; geopolitical tensions or war, unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; supply chain disruptions, unanticipated changes in the cost of material, labor, and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest at Eaton or at our customers or suppliers; natural disasters; the performance of recent acquisitions; unanticipated difficulties completing or integrating acquisitions; new laws and governmental regulations; interest rate changes; changes in tax laws or tax regulations; stock market and currency fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company’s comparative financial results for the three months ended September 30, 2024, are available on the company’s website, www.eaton.com.

EATON CORPORATION plc
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended September 30		Nine months ended September 30

(In millions except for per share data)	2024	2023	2024	2023
Net sales	$6,345	$5,880	$18,638	$17,229

Cost of products sold	3,899	3,684	11,564	11,030
Selling and administrative expense	1,028	949	3,074	2,839
Research and development expense	207	187	593	553
Interest expense - net	29	33	88	124
Other income - net	(22)	(52)	(80)	(56)
Income before income taxes	1,204	1,079	3,399	2,739
Income tax expense	193	187	573	463
Net income	1,011	892	2,827	2,277
Less net income for noncontrolling interests	(1)	(1)	(4)	(4)
Net income attributable to Eaton ordinary shareholders	$1,009	$891	$2,823	$2,273

Net income per share attributable to Eaton ordinary shareholders
Diluted	$2.53	$2.22	$7.05	$5.67
Basic	2.54	2.23	7.08	5.70

Weighted-average number of ordinary shares outstanding
Diluted	398.9	401.6	400.6	400.9
Basic	397.1	399.4	398.7	399.0

Reconciliation of net income attributable to Eaton ordinary shareholders to adjusted earnings
Net income attributable to Eaton ordinary shareholders	$1,009	$891	$2,823	$2,273
Excluding acquisition and divestiture charges (income), after-tax	(4)	14	17	54
Excluding restructuring program charges, after-tax	43	5	104	37
Excluding intangible asset amortization expense, after-tax	84	84	251	269
Adjusted earnings	$1,132	$994	$3,194	$2,633

Net income per share attributable to Eaton ordinary shareholders - diluted	$2.53	$2.22	$7.05	$5.67
Excluding per share impact of acquisition and divestiture charges (income), after-tax	(0.01)	0.03	0.04	0.14
Excluding per share impact of restructuring program charges, after-tax	0.11	0.01	0.26	0.09
Excluding per share impact of intangible asset amortization expense, after-tax	0.21	0.21	0.62	0.67
Adjusted earnings per ordinary share	$2.84	$2.47	$7.97	$6.57
See accompanying notes.

EATON CORPORATION plc
BUSINESS SEGMENT INFORMATION

	Three months ended September 30		Nine months ended September 30

(In millions)	2024	2023	2024	2023
Net sales
Electrical Americas	$2,963	$2,594	$8,530	$7,426
Electrical Global	1,573	1,503	4,678	4,572
Aerospace	946	867	2,772	2,517
Vehicle	696	753	2,143	2,242
eMobility	167	163	514	471
Total net sales	$6,345	$5,880	$18,638	$17,229

Segment operating profit (loss)
Electrical Americas	$892	$719	$2,537	$1,913
Electrical Global	294	328	872	892
Aerospace	230	209	637	580
Vehicle	135	131	381	353
eMobility	(7)	—	(9)	(5)
Total segment operating profit	1,544	1,386	4,417	3,732

Corporate
Intangible asset amortization expense	(106)	(107)	(319)	(344)
Interest expense - net	(29)	(33)	(88)	(124)
Pension and other postretirement benefits income	9	11	29	33
Restructuring program charges	(54)	(7)	(132)	(46)
Other expense - net	(160)	(171)	(508)	(512)
Income before income taxes	1,204	1,079	3,399	2,739
Income tax expense	193	187	573	463
Net income	1,011	892	2,827	2,277
Less net income for noncontrolling interests	(1)	(1)	(4)	(4)
Net income attributable to Eaton ordinary shareholders	$1,009	$891	$2,823	$2,273
See accompanying notes.

EATON CORPORATION plc
CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)	September 30, 2024	December 31, 2023
Assets
Current assets
Cash	$473	$488
Short-term investments	1,521	2,121
Accounts receivable - net	4,886	4,475
Inventory	4,178	3,739
Prepaid expenses and other current assets	1,094	851
Total current assets	12,152	11,675

Property, plant and equipment - net	3,711	3,530

Other noncurrent assets
Goodwill	15,044	14,977
Other intangible assets	4,809	5,091
Operating lease assets	817	648
Deferred income taxes	549	458
Other assets	2,154	2,052
Total assets	$39,236	$38,432

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$3	$8
Current portion of long-term debt	714	1,017
Accounts payable	3,609	3,365
Accrued compensation	687	676
Other current liabilities	2,928	2,680
Total current liabilities	7,941	7,747

Noncurrent liabilities
Long-term debt	8,678	8,244
Pension liabilities	709	768
Other postretirement benefits liabilities	174	180
Operating lease liabilities	681	533
Deferred income taxes	387	402
Other noncurrent liabilities	1,503	1,489
Total noncurrent liabilities	12,132	11,616

Shareholders’ equity
Eaton shareholders’ equity	19,117	19,036
Noncontrolling interests	45	33
Total equity	19,162	19,069
Total liabilities and equity	$39,236	$38,432
See accompanying notes.

EATON CORPORATION plc
NOTES TO THE THIRD QUARTER 2024 EARNINGS RELEASE
Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution). Columns and rows may not add and the sum of components may not equal total amounts reported due to rounding.

Note 1. NON-GAAP FINANCIAL INFORMATION
This earnings release includes certain non-GAAP financial measures. These financial measures include adjusted earnings, adjusted earnings per ordinary share, and free cash flow, each of which differs from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they provide additional meaningful financial information that should be considered when assessing our business performance and trends, and they allow investors to more easily compare Eaton Corporation plc's (Eaton or the Company) financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.
The Company's fourth quarter and full year net income per ordinary share and adjusted earnings per ordinary share guidance for 2024 is as follows:

	Three months ended December 31, 2024	Year ended December 31, 2024
Net income per share attributable to Eaton ordinary shareholders - diluted	$2.42 - $2.48	$9.47 - $9.53
Excluding per share impact of acquisition and divestiture charges, after tax	0.03	0.07
Excluding per share impact of restructuring program charges, after tax	0.11	0.37
Excluding per share impact of intangible asset amortization expense, after tax	0.22	0.84
Adjusted earnings per ordinary share	$2.78 - $2.84	$10.75 - $10.81
A reconciliation of net income attributable to Eaton ordinary shareholders per share to adjusted earnings per ordinary share is as follows:

Year ended December 31, 2023
Net income per share attributable to Eaton ordinary shareholders - diluted	$8.02
Excluding per share impact of acquisition and divestiture charges, after tax	0.10
Excluding per share impact of restructuring program charges, after tax	0.11
Excluding per share impact of intangible asset amortization expense, after tax	0.89
Adjusted earnings per ordinary share	$9.12
A reconciliation of operating cash flow to free cash flow is as follows:

	Three months ended September 30
(In millions)	2024	2023
Operating cash flow	$1,308	$1,140
Capital expenditures for property, plant and equipment	(183)	(227)
Free cash flow	$1,126	$913

Note 2. ACQUISITIONS OF BUSINESSES
Acquisition of a 49% stake in NordicEPOD AS
On May 31, 2024, Eaton acquired a 49 percent stake in NordicEPOD AS, which designs and assembles standardized power modules for data centers in the Nordic region. Eaton accounts for this investment on the equity method of accounting and it is reported within the Electrical Global business segment.
Acquisition of Exertherm
On May 20, 2024, Eaton acquired Exertherm, a U.K.-based provider of thermal monitoring solutions for electrical equipment. Exertherm is reported within the Electrical Americas business segment.
Acquisition of a 49% stake in Jiangsu Ryan Electrical Co. Ltd.
On April 23, 2023, Eaton acquired a 49 percent stake in Jiangsu Ryan Electrical Co. Ltd., a manufacturer of power distribution and sub-transmission transformers in China. Eaton accounts for this investment on the equity method of accounting and it is reported within the Electrical Global business segment.
Acquisition of Green Motion SA
On March 22, 2021, Eaton acquired Green Motion SA, a leading designer and manufacturer of electric vehicle charging hardware and related software based in Switzerland. Green Motion SA was acquired for $106 million, including $49 million of cash paid at closing and an initial estimate of $57 million for the fair value of contingent future consideration based on 2023 and 2024 revenue performance. The fair value of contingent consideration liabilities is estimated by discounting contingent payments expected to be made, and may increase or decrease based on changes in revenue estimates and discount rates, with a maximum possible undiscounted value of $122 million. As of September 30, 2024, the fair value of the contingent future payments has been reduced to $6 million based primarily on lower revenue in 2023 and lower projected 2024 revenue compared to the initial estimates at closing. This reduction is presented in Other income - net on the Consolidated Statements of Income.

Note 3. ACQUISITION AND DIVESTITURE CHARGES
Eaton incurs integration charges and transaction costs to acquire and integrate businesses, and transaction, separation and other costs to divest and exit businesses. Eaton also recognizes gains and losses on the sale of businesses. A summary of these Corporate items is as follows:

	Three months ended September 30		Nine months ended September 30
(In millions except for per share data)	2024	2023	2024	2023
Acquisition integration, divestiture charges and transaction costs (income)	$(4)	$18	$23	$69
Income tax benefit	—	4	7	14
Total charges (income) after income taxes	$(4)	$14	$17	$54
Per ordinary share - diluted	$(0.01)	$0.03	$0.04	$0.14
Acquisition integration, divestiture charges and transaction costs (income) in 2024 and 2023 are primarily related to acquisitions completed prior to 2023, including other charges and income to acquire and exit businesses. 2024 also included the reduction in fair value of contingent future consideration from the Green Motion SA acquisition. These charges were included in Cost of products sold, Selling and administrative expense, Research and development expense, or Other income - net. In Business Segment Information, the charges were included in Other expense - net.

Note 4. RESTRUCTURING CHARGES
In the second quarter of 2020, Eaton initiated a multi-year restructuring program to reduce its cost structure and gain efficiencies in its business segments and at corporate in order to initially respond to declining market conditions brought on by the COVID-19 pandemic. Since the inception of the program, the Company incurred expenses of $199 million for workforce reductions and $184 million for plant closing and other costs, resulting in total charges of $382 million through December 31, 2023. This restructuring program was substantially complete at the end of 2023 and mature year benefits from the program are estimated to be $265 million and will be largely realized by the end of 2024.
During the first quarter of 2024, Eaton implemented a new multi-year restructuring program to accelerate opportunities to optimize its operations and global support structure. These actions will better align the Company's functions to support anticipated growth and drive greater effectiveness throughout the Company. Restructuring charges incurred under this program were $54 million in the third quarter and $132 million in the first nine months of 2024. This restructuring program is expected to be completed in 2026 and is expected to incur additional expenses related to workforce reductions of $198 million and plant closing and other costs of $45 million, resulting in total estimated charges of $375 million for the entire program. The Company expects mature year benefits of $325 million when the multi-year program is fully implemented.
A summary of restructuring program charges is as follows:

	Three months ended September 30		Nine months ended September 30
(In millions except for per share data)	2024	2023	2024	2023
Workforce reductions	$10	$—	$78	$17
Plant closing and other	44	7	55	29
Total before income taxes	54	7	132	46
Income tax benefit	11	1	28	8
Total after income taxes	$43	$5	$104	$37
Per ordinary share - diluted	$0.11	$0.01	$0.26	$0.09

Restructuring program charges (income) related to the following segments:

	Three months ended September 30		Nine months ended September 30
(In millions)	2024	2023	2024	2023
Electrical Americas	$—	$—	$9	$4
Electrical Global	42	5	70	22
Aerospace	(1)	1	7	4
Vehicle	4	1	32	4
eMobility	2	—	2	6
Corporate	6	—	13	6
Total charges	$54	$7	$132	$46
These restructuring program charges were included in Cost of products sold, Selling and administrative expense, Research and development expense, or Other income – net, as appropriate. In Business Segment Information, these restructuring program charges are treated as Corporate items.

Note 5. INTANGIBLE ASSET AMORTIZATION EXPENSE
Intangible asset amortization expense is as follows:

	Three months ended September 30		Nine months ended September 30
(In millions except for per share data)	2024	2023	2024	2023
Intangible asset amortization expense	$106	$107	$319	$344
Income tax benefit	23	23	68	74
Total after income taxes	$84	$84	$251	$269
Per ordinary share - diluted	$0.21	$0.21	$0.62	$0.67

Contacts

Eaton Corporation plc
Jennifer Tolhurst
Media Relations
+1 (440) 523-4006
jennifertolhurst@eaton.com

Yan Jin
Investor Relations
+1 (440) 523-7558